Exhibit 16.1
July 13, 2007
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4.01 of Alkermes, Inc.’s Form 8-K dated July 10, 2007, and have the following comments:
1.	We agree with the statements made in the first sentence of the third paragraph and in the fourth, fifth, sixth, seventh and eighth paragraphs.
2.	We have no basis on which to agree or disagree with the statements made in the second sentence of the third paragraph or in the first or second paragraphs.
Yours truly,
/s/ Deloitte & Touche LLP